Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

Signs Franchise Agreement for a DestinationXL store

in Kuwait City, Kuwait

CANTON, MA (February 29, 2012) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), the largest retailer of big & tall men’s apparel and accessories, today announced that its first DestinationXL® store in the Middle East will open this spring in Symphony Mall, Kuwait City, Kuwait under a franchise agreement between one of its subsidiaries and The Standard Arabian Business & Enterprises Company (SABECO). The franchise agreement governs the operation of the store and provides that within two years of the store’s opening to the public, the Casual Male Retail Group, Inc. subsidiary has an option to purchase an equity interest in the store. The DestinationXL store is expected to open April, 2012.

David Levin, President and Chief Executive Officer stated, “We are looking forward to the store’s opening and we are excited about the prospects for the region. We believe that SABECO has the expertise to create a successful franchise and operate an outstanding DestinationXL store in the Middle East. We are confident that the customers will be very pleased with the selection and variety of clothing the store will offer.”

Shaikh Nawaf Mubarak Al Sabah, Chairman of SABECO, said, “The Middle Eastern consumer has a very limited selection of big and tall clothing options in our region. We have a long history of shopping at Casual Male’s Rochester Clothing stores in London and New York. There is an incredible opportunity to service the Middle Eastern consumer through the new DestinationXL concept and having CMRG as our franchisor gives us a great opportunity for a successful venture.”

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 419 CasualMaleXL retail and outlet stores, 16 DestinationXL stores, 14 Rochester Clothing stores, and direct-to-consumer businesses which include several catalogs and e-commerce sites, including www.destinationxl.com. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

The Standard Arabian Business & Enterprises Company (SABECO), founded in 1998 is a leading and innovative trading and contracting company that has been catering to the various needs of Kuwait. Through rich and diversified businesses; Real Estate, Contracting, Retail and Food & Beverage, SABECO is headquartered in Kuwait City, with different offices and stores throughout the country.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

SABECO:

Shaikha Hind Ahmad Al-Sabah

Business Development Manager

Standard Arabian Business and Enterprises Co.

+965 25669071

h.alsabah@sabeco.com.kw